Exhibit 4.10
Effective Date November 1, 2009
STOCK OPTION AGREEMENT
(Exercisable for the Purchase of 40,000 Common Stock Shares at $3.50 per Share)
     This STOCK OPTION AGREEMENT (this “Option Agreement” or “Agreement”), dated this 1st day of November 2009 (the “Effective Date”), is between Graymark Healthcare, Inc. (the “Company”) and Mirador Consulting, Inc. (the “Option Holder” and with the Company sometimes referred to as “parties” collectively and as “party” individually).
W I T N E S S E T H:
     WHEREAS, this Option Agreement is executed and delivered by the Company pursuant to and in accordance with the Consulting Agreement dated the Effective Date between the parties (the “Consulting Agreement”);
     NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
     1. Grant and Period. The above recital is true and correct. This Agreement is executed and delivered pursuant to and in accordance with the Consulting Agreement. Pursuant to this Agreement, the Option Holder is hereby granted the right to purchase from the Company, at any time during the period commencing on the Effective Date and ending on October 30, 2010 (the “Expiration Time”), 40,000 shares of the Company’s common stock, $.0001 par value (the “Shares” or “Option Securities”)) at an initial exercise price (subject to adjustment as provided in Article 8 hereof) of $3.50 per share (the “Exercise Price” or “Purchase Price”), subject to the terms and conditions of this Agreement (the “Option”).
     Except as specifically otherwise provided herein, the Shares shall have the same terms and conditions as such securities are outstanding and as designated in the Company’s Certificate of Incorporation and any amendments thereto.
     2. Option Certificate. The Option Holder’s rights pursuant to this Agreement shall only be evidenced by this Agreement and will not be certificated.
     3. Exercise of Option.
     3.1 Exercise. The Option Holder may effect a cash exercise of the Option by surrendering to the Company this Agreement, together with a Subscription in the form of Exhibit “A” attached to this Agreement, duly executed by the Option Holder, at any time prior to the Expiration Time, at the Company’s principal office, accompanied by payment in cash or by certified or official bank check payable to the order of the Company in the amount of the aggregate purchase price (the “Aggregate Price”), subject to any adjustments provided for in this Agreement. The Aggregate Price shall be equal to the exercise price as set forth in Section 6 of this Agreement multiplied by the number of Option Securities for which the Option shall be exercised (as adjusted as provided in this Agreement).
     3.2 Partial Exercise. In the event the Option shall be exercised in part and not in whole, the Company, at its expense, will forthwith issue to the Option Holder a new option agreement of like tenor exercisable for the number of Option Securities (as constituted as of the date hereof) for which this Option Agreement shall not have been exercised, issued in the name of the Option Holder or as the Option Holder (upon payment by the Option Holder of any applicable transfer taxes) may direct.
     4. Issuance of Certificates Evidencing the Option Securities. Upon the exercise of the Options, the issuance of certificates for the Option Securities shall be made as soon as reasonably practicable thereafter without charge to the Option Holder including, without limitation, any tax which may be payable in respect of the issuance thereof, and such certificates shall (subject to the provisions of Sections 5 and 7 of this Agreement) be issued in the name of, or in such names as may be directed by, the Holder thereof; provided, however, that the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificates in a name other than that of the Option Holder, and the Company shall not be required to issue or deliver such certificates unless or until the person or persons requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid.
     The certificates representing the Option Securities shall be executed on behalf of the Company by the manual or facsimile signature of the then present Chairman or Vice Chairman of the Board of Directors or Chief Executive Officer, President or Vice President of the Company, attested to by the manual or facsimile signature of the then present Secretary or Assistant Secretary of the Company. Each certificate evidencing the Option Securities shall be dated the date of execution by the Company upon initial issuance, division, exchange, substitution or transfer.
     5. Restriction On Transfer of Options. This Option Agreement may be assigned or transferred, in whole or in part, as provided herein so long as such assignment or transfer is in accordance with and subject to the provisions of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (said Act and such rules and Regulations being hereinafter collectively referred to as the “Securities Act”). Any purported transfer or assignment made other than in accordance with this Section 5 shall be null and void and of no force and effect. Any assignment permitted under this Agreement shall be made by surrender of this Agreement to the Company with the Assignment Form attached to this Agreement as Exhibit “C” duly executed and funds sufficient to pay any transfer tax. In such event the Company shall, without charge, execute and deliver a new option agreement in the name of the assignee named in the Assignment Form and designate the assignee as the Option holder under the new option agreement and this Agreement shall promptly be canceled. This Agreement may be divided or combined with other Option agreement that carry the same rights by presentation of this Agreement to the Company together with the Assignment Form signed by the Option Holder, specifying the names and denominations in which the new option agreements are to be issued.
6. Exercise Price.
     6.1 Initial and Adjusted Exercise Prices. The initial Exercise Price of $3.50 per common stock share may be adjusted in accordance with the provisions of Section 8 of this Agreement. The term “Exercise Price” herein shall mean the initial exercise price or the adjusted exercise price, depending upon the context.
7. Registration Rights. The Options and the Option Securities have not been registered under the Securities Act and the Company shall not have obligation to register the Options and the Option Securities. Upon exercise, in part or in whole, of the Options, certificates representing the Option Securities shall bear the following legend:

The securities represented by this certificate may not be offered or sold except pursuant to (i) an effective registration statement under the Act, (ii) to the extent applicable, Rule 144 under the Act (or any similar rule under such Act relating to the disposition of securities), or (iii) an opinion of counsel, if such opinion shall be reasonably satisfactory to counsel to the issuer, that an exemption from registration under such Act and applicable state securities laws is available.
     8. Adjustments to Exercise Price and Number of Securities.
     8.1 Adjustment for Dividends, Subdivisions, Combinations or Reclassifications. In case the Company shall (a) pay a dividend or make a distribution in shares of its capital stock (whether shares of its common stock, $.0001 par value (“Common Stock”) or of capital stock of any other class), (b) subdivide its outstanding shares of Common Stock into a greater number of shares, (c) combine its outstanding shares of Common Stock into a smaller number of shares, or (d) issue by reclassification of its shares of Common Stock any shares of capital stock of the Company; then, and in each such case, the per share Exercise Price and the number of Option Securities in effect immediately prior to such action shall be adjusted so that the Option Holder of this Option thereafter upon the exercise hereof shall be entitled to receive the number and kind of shares of the Company which the Option Holder would have owned immediately following such action had the Option been exercised immediately prior thereto. An adjustment made pursuant to this Section shall become effective immediately after the record date in the case of a dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or reclassification. If, as a result of an adjustment made pursuant to this Section, the Option Holder shall become entitled to receive shares of two or more classes of capital stock of the Company, the Board of Directors of the Company shall reasonably determine the allocation of the adjusted Exercise Price between or among shares of such class of capital stock.
     Immediately upon any adjustment of the Exercise Price pursuant to this Section, the Company shall send written notice thereof to the Option Holder (by first class mail, postage prepaid), which notice shall state the Exercise Price resulting from such adjustment, and any increase or decrease in the number of Option Securities to be acquired upon exercise of the Option, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based.
     8.2 Adjustment For Reorganization, Merger or Consolidation. In case of any reorganization of the Company or consolidation of the Company with, or merger of the Company with, or merger of the Company into, another corporation (other than a consolidation or merger that does not result in any reclassification or change of the outstanding Common Stock), the corporation formed by such consolidation or merger shall execute and deliver to the Option Holder a supplemental Option Agreement providing that the Option Holder shall have the right thereafter (until the Expiration Date) to receive, upon exercise of such Option, the kind and amount of shares of stock and other securities and property receivable upon such consolidation or merger, by a holder of the number of shares of Common Stock of the Company for which the Option might have been exercised immediately prior to such reorganization, consolidation, merger, conveyance, sale or transfer. Such supplemental Option Agreement shall provide for adjustments which shall be identical to the adjustments provided in Section 8.1 and such registration rights and other rights as provided in this Agreement. The Company shall not affect any such consolidation, merger, or similar transaction as contemplated by this paragraph, unless prior to or simultaneously with the consummation thereof, the successor corporation (if other than the

Company) resulting from such consolidation or merger or the corporation purchasing, receiving, or leasing such assets or other appropriate corporation or entity shall assume, by written instrument executed and delivered to the Option Holder, the obligation to deliver to the Option Holder, such shares of stock, securities, or assets as, in accordance with the foregoing provisions, such Option Holder may be entitled to purchase, and to perform the other obligations of the Company under this Agreement. The above provision of this Section shall similarly apply to successive consolidations or successively whenever any event listed above shall occur.
     8.3 Dividends and Other Distributions. In the event that the Company shall at any time prior to the earlier of (i) exercise of all of the Option or (ii) the Expiration Date, distribute to its shareholders any assets, property, rights, evidences of indebtedness, securities (other than a distribution made as a cash dividend payable out of earnings or out of any earned surplus legally available for dividends under the laws of the jurisdictions of incorporation of the Company), whether issued by the Company or by another, the Option Holder shall thereafter be entitled, in addition to the Shares or other Option Securities and property receivable upon the exercise thereof, to receive, upon the exercise of the Option, the same property, assets, rights, evidences of indebtedness, securities or any other thing of value that the Option Holder would have been entitled to receive at the time of such distribution as if the Option had been exercised immediately prior to such distribution. At the time of any such distribution, the Company shall make appropriate reserves to ensure the timely performance of the provisions of this Section or an adjustment to the Exercise Price, which shall be effective as of the day following the record date for such distribution.
     8.4 Adjustment in Number of Securities. Upon each adjustment of the Exercise Price pursuant to the provisions of this Section 8, the number of securities issuable upon the exercise of the Option shall be adjusted to the nearest full amount by multiplying a number equal to the Exercise Price in effect immediately prior to such adjustment by the number of securities issuable upon exercise of the Option immediately prior to such adjustment and dividing the product so obtained by the adjusted Exercise Price.
     8.5 No Adjustment of Exercise Price in Certain Cases. No adjustment of the Exercise Price shall be made if the amount of said adjustment shall be less than one cent ($.01) per Share, provided, however, that in such case any adjustment that would otherwise be required then to be made shall be carried forward and shall be made at the time of and together with the next subsequent adjustment which, together with any adjustment so carried forward, shall amount to at least one cent ($.01) per Share.
     8.6 Accountant’s Certificate of Adjustment. In each case of an adjustment or readjustment of the Exercise Price or the number of any securities issuable upon exercise of the Option, the Company, at its expense, shall cause independent certified public accountants of recognized standing selected by the Company (who may be the independent certified public accountants then auditing the books of the Company) to compute such adjustment or readjustment in accordance herewith and prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to the Option Holder at the Option Holder’s address as shown on the Company’s books. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based including, but not limited to, a statement of (i) the Exercise Price at the time in effect, and (ii) the number of additional or fewer securities and the type and amount, if any, of other property which at the time would be receivable upon exercise of the Option.
     9. Replacement of Option Agreement. Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Option

Agreement, and, in case of loss, theft or destruction, of indemnity or security reasonably satisfactory to it, and reimbursement to the Company of all reasonable expenses incidental thereto, and upon surrender and cancellation of the Option Agreement, if mutilated, the Company will make and deliver a new option agreement of like tenor, in lieu thereof.
     10. Elimination of Fractional Interest. The Company shall not be required to issue certificates representing fractions of shares of Common Stock or other Option Securities upon the exercise of the Option, nor shall it be required to issue script or pay cash in lieu of fractional interests, it being the intent of the parties that all fractional interests may be eliminated, at the Company’s option, by rounding any fraction up to the nearest whole number of Share or other Option Securities, properties or rights, or in lieu thereof paying cash equal to such fractional interest multiplied by the current value of the Share or other Option Security.
     11. Reservation, Validity and Listing. The Company covenants and agrees that during the Exercise Period, the Company shall at all times reserve and keep available out of its authorized shares of Common Stock or other authorized Option Securities, solely for the purpose of issuance upon the exercise of the Option, such number of shares of Common Stock or other Option Securities, properties or rights as shall be issuable upon the exercise of the Option. The Company covenants and agrees that, upon exercise of the Option, and payment of the Exercise Price therefor (if applicable), all shares of Common Stock and other Option Securities issuable upon such exercise shall be duly authorized, validly issued, fully paid, non-assessable and not subject to the preemptive rights.
     12. Notices. All notices, requests, consents and other communications hereunder shall be in writing and shall be deemed to have been duly given when sent (i) by facsimile and (ii) delivered personally or by overnight courier or mailed by registered or certified mail, return receipt requested:
(a) If to the Option Holder, to its address set forth below or to such other address as the Option Holder may designate by written notice to the Company:

Brian S. John, President
Mirador Consulting, Inc.
5499 North Federal Highway, Suite D
Boca Raton, Florida 33487
or
(b) If to the Company, to the address set forth below or to such other address as the Company may designate by notice to the Option Holder.

Stanton Nelson
Chief Executive Officer
Graymark Healthcares, Inc.
210 Park Avenue, Suite 1350
Oklahoma City, Oklahoma 73102
     13. Entire Agreement: Modification. This Agreement contains the entire understanding between the parties with respect to the subject matter hereof, and the terms and provisions of this Agreement may not be modified, waived or amended except in a writing executed by the Company and the Option Holder.

     14. Successors. All the covenants and provisions of this Agreement shall be binding upon and inure to the benefit of the Company, Option Holder and the holders of the Option Securities and their respective successors and assigns.
     15. Termination. This Agreement shall terminate at the earlier of (i) the public sale of all of the Option Securities, or (ii) at the close of business on October 25, 2010. Notwithstanding the foregoing, the indemnification provisions of Section 7 shall survive such termination.
     16. Governing Law; Submission to Jurisdiction. This Agreement shall be deemed to be a contract made under the laws of the State of Oklahoma and for all purposes shall be construed in accordance with the laws of said State without giving effect to the rules of said State governing the conflicts of laws. The Company and the Option Holder hereby agree that any action, proceeding or claim arising out of, or relating in any way to, this Agreement shall be brought and enforced in a federal or state court of competent jurisdiction with venue only in (i) the Oklahoma County District Court in the State of Oklahoma, or (ii) the United States District Court for the Western District of Oklahoma, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. The Company and the Option Holder hereby irrevocably waive any objection to such exclusive jurisdiction or inconvenient forum. A party to this Agreement named as a defendant in any action brought in connection with this Agreement in any court outside of the above named designated county or district shall have the right to have the venue of said action changed to the above designated county or district or, if necessary, have the case dismissed, requiring the other party to refile such action in an appropriate court in the above designated county or federal district.
     17. Severability. If any provision of this Agreement shall be held to be invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision of this Agreement.
     18. Captions. The caption headings of the Sections of this Agreement are for convenience of reference only and are not intended, nor should they be construed as, a part of this Agreement and shall be given no substantive effect.
     19. Benefits of this Agreement. Nothing in this Agreement shall be construed to give to any person or corporation other than the Company and the Option Holder and holders of the Option Securities any legal or equitable right, remedy or claim under this Agreement; and this Agreement shall be for the sole and exclusive benefit of the Company and the Option Holder and any holder of the Option Securities.
     20. Counterparts. This Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and such counterparts shall together constitute but one and the same instrument.
[SIGNATURES ON FOLLOWING PAGE]

     IN WITNESS HEREOF, the parties hereto have caused this Agreement to be duly executed, as of the day and year first above written.

“Company”	GRAYMARK HEALTHCARE, INC.
By:
Stanton Nelson
Chief Executive Officer
Date: January __, 2010

“Option Holder”	MIRADOR CONSULTING, INC.
By:
Brian S. John, President
Date: January __, 2010

EXHIBIT “A”
FORM OF SUBSCRIPTION (CASH EXERCISE)
(To be signed only upon exercise of Option)
TO:	Graymark Healthcare, Inc. 210 Park Avenue, Suite 1350 Oklahoma City, Oklahoma 73102
     The undersigned, the Option Holder, hereby irrevocably elects to exercise the purchase right provided by the Option Agreement for, and to purchase thereunder,                      Shares of Graymark Healthcare, Inc. (the “Company”), and herewith makes payment of $                                          therefor, and requests that the certificates for such securities be issued in the name of, and delivered to,                                                                                   whose address is

                    , all in accordance with the Option Agreement.
Dated:

(Signature must conform in all
respects to name of Holder as
specified on the face of the Option
Agreement)

(Address)

(Social Security Number or
Tax Identification Number)

EXHIBIT “B”
FORM OF ASSIGNMENT
(To be exercised by the Option Holder if the
Option Holder desires to transfer the Option Agreement.)
FOR VALUE RECEIVED                                                                                   hereby sells, assigns and transfers unto

(Print name and address of transferee)
the Option Agreement, together with all right, title and interest therein, and does hereby irrevocably constitute and appoint                                                                                                                                                                                         Attorney, to transfer the Option Agreement on the books of Graymark Healthcare, Inc., with full power of substitution.
Dated:

(Signature must conform in all
respects to name of Holder as
specified on the face of the Option
Agreement)

Address of Assignee:

(Social Security Number or
Tax Identification Number
of Assignee)